Exhibit 10.1

CACI INTERNATIONAL INC

CACI, INC. - FEDERAL

C-CUBED CORPORATION

STOCK PURCHASE AGREEMENT

CACI INTERNATIONAL INC

CACI, INC. - FEDERAL

C-CUBED CORPORATION

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS			1

1.1	CERTAIN MATTERS OF CONSTRUCTION		1
1.2	CROSS REFERENCES		2
1.3	CERTAIN DEFINITIONS		3

ARTICLE 2 THE PURCHASE AND SALE OF SHARES			7

2.1	PURCHASE OF THE SHARES FROM THE STOCKHOLDERS.		7
2.2	PURCHASE PRICE.		8
	2.2.1	The Aggregate Purchase Price	8
	2.2.2	The Purchase Price Paid at the Closing	8
	2.2.3	The Purchase Price Adjustments and Claims Escrows.	8
	2.2.4	The Earn-Out	9
2.3	ADDITIONAL ACTIONS		10
2.4	STOCKHOLDERS’ REPRESENTATIVES.		10
	2.4.1	Non-ESOP Stockholders’ Representative	10
	2.4.2	ESOP Stockholder’s Representative	12
2.5	ADJUSTMENT TO PURCHASE PRICE.		13
	2.5.1	Estimated Closing Balance Sheet.	13
	2.5.2	Closing Sheet Balance	13
	2.5.3	Adjustments to the Purchase Price	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF C-CUBED AND THE STOCKHOLDERS			16

3.1	CORPORATE STATUS OF C-CUBED		16
3.2	CAPITAL STOCK.		16
	3.2.1	Authorized Stock of C-CUBED	16
	3.2.2	Options and Convertible Securities of C-CUBED	16
3.3	SUBSIDIARIES		17
3.4	AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.		17
	3.4.1	Authority	17
	3.4.2	No Conflict	17
3.5	FINANCIAL STATEMENTS		18
3.6	ABSENCE OF MATERIAL ADVERSE CHANGES		18
3.7	ABSENCE OF UNDISCLOSED LIABILITIES		18

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3.8	COMPLIANCE WITH APPLICABLE LAW, CHARTER AND BY-LAWS		18
3.9	LITIGATION AND AUDITS		19
3.10	TAX MATTERS.		19
	3.10.1	Filing of Returns	19
	3.10.2	Payment of Taxes	19
	3.10.3	Assessments or Disputes	19
	3.10.4	Waiver of Statute of Limitations	20
	3.10.5	Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations	20
	3.10.6	Tax Basis	20
	3.10.7	Unpaid Taxes	20
	3.10.8	Unclaimed Property	20
	3.10.9	No Changes in Accounting, Closing Agreement, Installment Sale	21
	3.10.10	S Corporation	21
	3.10.11	Election	21
3.11	EMPLOYEE BENEFIT PLANS.		21
	3.11.1	List of Plans	21
	3.11.2	ERISA	22
	3.11.3	Plan Determinations	22
	3.11.4	Funding	23
	3.11.5	Certain Other Matters	23
	3.11.6	Welfare Plans	23
3.12	EMPLOYMENT-RELATED MATTERS.		24
	3.12.1	Labor Relations	24
	3.12.2	Employee List	24
3.13	ENVIRONMENTAL.		25
	3.13.1	Environmental Laws	25
	3.13.2	Environmental Claims	25
	3.13.3	No Basis for Claims	25
	3.13.4	Disclosure of Information	25
	3.13.5	Liens	25
3.14	NO BROKER’S OR FINDER’S FEES		26
3.15	ASSETS OTHER THAN REAL PROPERTY.		26
	3.15.1	Title	26
	3.15.2	Accounts Receivable	26
	3.15.3	Condition	26
3.16	REAL PROPERTY.		26
	3.16.1	C-CUBED Real Property	26
	3.16.2	C-CUBED Leases	26
	3.16.3	Condition	27
3.17	AGREEMENTS, CONTRACTS AND COMMITMENTS.		27
	3.17.1	C-CUBED Agreements	27
	3.17.2	Validity	29
	3.17.3	Third-Party Consents	29
3.18	INTELLECTUAL PROPERTY.		29
	3.18.1	No Conflicts	29

	3.18.2	Proprietary Rights; Licenses	30
	3.18.3	Employee Agreements	30
3.19	INSURANCE CONTRACTS		31
3.20	BANKING RELATIONSHIPS		31
3.21	NO CONTINGENT LIABILITIES		31
3.22	ABSENCE OF CERTAIN RELATIONSHIPS		31
3.23	FOREIGN CORRUPT PRACTICES		31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND FEDERAL			32

4.1	CORPORATE STATUS OF PARENT AND FEDERAL		32
4.2	AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.		32
	4.2.1	Authority of Parent	32
	4.2.2	No Conflict	32
4.3	SEC STATEMENTS, REPORTS AND DOCUMENTS		32
4.4	ABSENCE OF MATERIAL ADVERSE CHANGES		33
4.5	LITIGATION		33
4.6	NO MISREPRESENTATIONS		33
4.7	INVESTMENT REPRESENTATIONS		33
4.8	FINANCING ARRANGEMENTS		33

ARTICLE 5 CONDUCT PRIOR TO THE CLOSING DATE			33

5.1	CONDUCT OF BUSINESS OF C-CUBED		33
5.2	CONDUCT OF BUSINESS OF PARENT		36

ARTICLE 6 ADDITIONAL AGREEMENTS			36

6.1	EXCLUSIVITY		36
6.2	EXPENSES.		36
	6.2.1	General	36
	6.2.2	Broker Fees	36
	6.2.3	Attorney Fees	37
	6.2.4	Accountant Fees	37
	6.2.5	Uncovered Expenses	37
6.3	INDEMNIFICATION		37
	6.3.1	Claims for Indemnification	37
	6.3.2	Defense by Indemnifying Party	38
	6.3.3	Limitation on Liability for Indemnity.	38
	6.3.4	Claims Period	39
6.4	ACCESS AND INFORMATION		39
6.5	PUBLIC DISCLOSURE		40
6.6	FURTHER ASSURANCES.		40
	6.6.1	Generally	40
	6.6.2	Novation of Contracts	40
6.7	CERTAIN TAX MATTERS.		41
	6.7.1	338(h)(10) Election	41

	6.7.2	Allocation of Purchase Price	41
	6.7.3	S Corporation Status	41
	6.7.4	Tax Periods Ending on or before the Closing Date	41
	6.7.5	Cooperation on Tax Matters.	41
	6.7.6	Tax Sharing Agreements	42
	6.7.7	Certain Taxes	42
6.8	NOTIFICATION		42
6.9	FUTURE OF THE ESOP		42

ARTICLE 7 CONDITIONS PRECEDENT			43

7.1	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY		43
	7.1.1	No Illegality	43
	7.1.2	Government Consents	43
	7.1.3	No Injunction	43
	7.1.4	Escrow Agreements	43
	7.1.5	Paying Agent Agreements	43
7.2	CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND FEDERAL TO CONSUMMATE THE TRANSACTION		44
	7.2.1	Representations and Warranties	44
	7.2.2	Agreements and Covenants	44
	7.2.3	Legal Opinion	44
	7.2.4	Closing Documents	44
	7.2.5	Third Party Consents	45
	7.2.6	Diligence Review	45
	7.2.7	Authority of the Trustee of the C-CUBED ESOP Stockholder	45
	7.2.8	Non-Compete, Non-Solicitation and Non-Disturbance Agreements	45
	7.2.9	Employment Agreements	45
	7.2.10	Updated Employee List	45
	7.2.11	Material Adverse Effect	45
	7.2.12	No Outstanding Options, Warrants, Etc.	46
	7.2.13	No Outstanding Notes	46
	7.2.14	Intentionally Left Blank	46
	7.2.15	Individual Stock Purchase Agreements, Etc.	46
	7.2.16	No Letters of Credit, Security Interests or Financing Statements	46
	7.2.17	No Joint Venture	46
	7.2.18	Subsidiaries	46
7.3	CONDITIONS TO OBLIGATIONS OF C-CUBED AND THE STOCKHOLDERS TO CONSUMMATE THE TRANSACTION		46
	7.3.1	Representations and Warranties	47
	7.3.2	Agreements and Covenants	47
	7.3.3	Legal Opinion	47
	7.3.4	Closing Documents	47
	7.3.5	Material Adverse Effect	47
	7.3.6	Payment of Purchase Price	48

ARTICLE 8 SURVIVAL OF REPRESENTATIONS		48

8.1	C-CUBED’s AND THE STOCKHOLDERS’ REPRESENTATIONS	48
8.2	PARENT’S AND FEDERAL’S REPRESENTATIONS	48

ARTICLE 9 OTHER PROVISIONS		48

9.1	TERMINATION EVENTS	48
9.2	NOTICES	49
9.3	ENTIRE AGREEMENT	51
9.4	ASSIGNABILITY	51
9.5	VALIDITY	51
9.6	SPECIFIC PERFORMANCE	51
9.7	SETTLEMENT OF DISPUTES	51
9.8	COUNTERPARTS	52

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of September 22, 2003 (the “Agreement”), by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. - FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), C-CUBED Corporation, a Virginia corporation (“C-CUBED”), and the stockholders of C-CUBED listed on Schedule A attached hereto that are signatories to this Agreement (each individually a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H

WHEREAS, as of the date hereof, each Stockholder owns the number of issued and outstanding shares of common stock, $0.10 (Ten Cents) par value per share, of C-CUBED (“C-CUBED Common Stock”) set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, the Stockholders own 223,428 (Two Hundred Twenty Three Thousand Four Hundred and Twenty-eight) of the issued and outstanding shares of C-CUBED Common Stock;

WHEREAS, the Stockholders, and the other owners who own C-CUBED Common Stock or will own C-CUBED Common Stock at Closing pursuant to the exercise of their options and who are listed on Schedule A, but are not signatories to this Agreement, wish to sell all of their shares of C-CUBED Common Stock (the “Shares”) and Federal wishes to purchase all (but not less than all) of the Shares (the “Transaction”); and

WHEREAS, Parent, Federal, the Stockholders and C-CUBED wish to make certain representations and warranties and other agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
AAA	Section 9.7
Acquisition Proposals	Section 6.1
Agreement	Preamble
Auditor	Section 2.5.2
Broker	Section 2.2.2
C-CUBED Balance Sheet	Section 3.5
C-CUBED Common Stock	Recitals
C-CUBED Financial Statements	Section 3.5
C-CUBED Insurance Contracts	Section 3.19
C-CUBED Plans	Section 3.11.1
C-CUBED Proprietary Rights	Section 3.18.1
C-CUBED	Preamble
C-CUBED’s Accountant	Section 2.2.2
C-CUBED’s Counsel	Section 2.2.2
Closing Balance Sheet	Section 2.5.2
Closing Date	Section 2.1
Closing	Section 2.1
Direct Payment	Section 2.2.2
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Escrow Agent	Section 2.2.3
ESOP Adjustments and Claims Escrow	Section 2.2.3
ESOP Adjustments and Claims Escrow Agreement	Section 2.2.3
ESOP Adjustments and Claims Escrow Payment	Section 2.2.3
ESOP Earn-Out Escrow	Section 2.2.4
ESOP Earn-Out Escrow Agreement	Section 2.2.4
ESOP Stockholder’s Representative	Section 2.4.2
Estimated Closing Balance Sheet	Section 2.5.1
Expenses	Section 6.2.1
Federal	Preamble
Final Closing Balance Sheet	Section 2.5.2
GAAP	Section 2.5.1
Governmental Entity	Section 3.4.2
Indemnification Claim	Section 6.3.1
Indemnified Party	Section 6.3.1
Indemnifying Party	Section 6.3.1
Non-ESOP Adjustments and Claims Escrow	Section 2.2.3

Non-ESOP Adjustments and Claims Escrow Agreement	Section 2.2.3
Non-ESOP Adjustments and Claims Escrow Payment	Section 2.2.3
Non-ESOP Earn-Out Escrow	Section 2.2.4
Non-ESOP Earn-Out Escrow Agreement	Section 2.2.4
Non-ESOP Stockholders’ Representative	Section 2.2.3
Notice of Claim	Section 6.3.1
Objection	Section 2.5.2
Parent Balance Sheet	Section 4.3
Parent Indemnified Parties	Section 6.3
Parent Indemnifying Parties	Section 6.3
Parent Indemnity Deductible	Section 6.3.3
Parent Reports	Section 4.3
Parent	Preamble
Permits	Section 3.8
Purchase Price	Section 2.2.1
Section 338(h)(10) Election	Section 6.7.1
Shares	Recitals
Stockholder Indemnified Parties	Section 6.3
Stockholder Indemnifying Parties	Section 6.3
Stockholder Indemnity Deductible	Section 6.3.3
Stockholders	Recitals
Stockholders’ Representatives	Section 2.4.2
Third Party Claim	Section 6.3.2
Transaction	Recitals
Welfare Plan	Section 3.11.6

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

Bednar: Edmund J. Bednar, President and Chief Executive Officer of C-CUBED.

C-CUBED Leases: each lease, sublease, license or other agreement under which C-CUBED uses, occupies or has the right to occupy any real property or interest therein.

C-CUBED Material Adverse Effect: any materially adverse change in or effect on C-CUBED’s financial condition, business, operations, assets, properties, or results of operations.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to C-CUBED and which are used in C-CUBED’s business but are in no way a component of or incorporated in or specifically required to develop any of C-CUBED’s products and related trademarks and technology.

Control: (including with correlative meaning, controlled by and under common control with) as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state, local or foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agreements: The ESOP Adjustments and Claims Escrow, the Non-ESOP Adjustments and Claims Escrow, the ESOP Earn-Out Escrow and the Non-ESOP Earn-Out Escrow.

ESOP: the C-CUBED Corporation Employee Stock Ownership Plan.

ESOP Percentage: the percentage of the Shares owned by the ESOP Stockholder.

ESOP Stockholder: the C-CUBED Corporation Employee Stock Ownership Trust.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Hogan: E. Jackson Hogan, Vice President of Business Development of C-CUBED.

Knowledge of C-CUBED: shall mean the actual, current knowledge of Bednar, Hogan, Lugar, Mead, Teague and Moe.

Letter of Intent: the letter dated July 23, 2003 from Stephen L. Waechter, Executive Vice President and Chief Financial Officer of Parent, to Bednar, expressing the companies’ intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received or receivable in respect thereof (in each case net of costs of recovery). For purposes of determining the amount of any Loss incurred by reason of any breach of any representation or warranty made by C-CUBED under this Agreement, each such representation or warranty would read as if all qualifications as to materiality and knowledge were deleted therefrom. It is nevertheless understood that all such qualifications as to materiality and knowledge shall be considered in determining whether a representation or warranty has been breached.

Lugar: Rhonda L. Lugar, Vice President and Chief Financial Officer of C-CUBED.

M Street Lease Adjustment: the Net Worth shall be reduced by the amount of any settlement that is reached with Aera and/or EDO (as appropriate), which obtains termination of the lease space obligation at 140 M Street (the “M Street lease) no later than the date of Federal’s delivery of the Final Closing Balance Sheet under Section 2.5.2(a). Any negotiation with Aera and/or EDO, and any such proposed settlement negotiated, shall require Federal’s involvement and prior written approval, respectively. In the event that no settlement is obtained as of the date of Federal’s delivery of the Final Closing Balance Sheet under Section 2.5.2(a), the Net Worth shall be reduced by $125,000.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Mead: Michael E. Mead, Vice President of Operations of C-CUBED.

Moe: Eric Moe, General Counsel of C-CUBED.

Net Worth: C-CUBED’s total assets less total liabilities as of the Closing Date, determined in accordance with GAAP and prepared in accordance with presently disclosed C-CUBED accounting methodology provided it is consistent with GAAP. Any cash receipts from the exercise of stock options after execution of the Letter of Intent and any related tax benefits to C-CUBED shall be excluded from assets in determining the Net Worth. All notes receivable from stockholders which exist at the date of signing of this Agreement shall be includable in Net Worth to the extent they are paid off at Closing. Any built-in gain or liability incurred or any Tax arising from any built-in gain shall be excluded from liabilities in determining Net Worth.

Non-ESOP Percentage: the percentage of the Shares owned by the Non-ESOP Stockholders.

Non-ESOP Stockholders: the stockholders listed on Schedule A exclusive of the ESOP Stockholder.

Parent Material Adverse Effect: any change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and Federal considered on a consolidated basis that might reasonably be expected to impair the ability of Parent to provide funds for payment of the entire Purchase Price in accordance with the terms of this Agreement.

Paying Agent Agreement: the Non-ESOP Paying Agent Agreement, substantially in the form attached hereto as Exhibit I.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Exhibit J hereto, (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party, and (j) accounts payable incurred in the normal course of business.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by C-CUBED.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Teague: S. Wesley Teague, Executive Vice President of C-CUBED.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Article 2

THE PURCHASE AND SALE OF SHARES

2.1 Purchase of the Shares from the Stockholders.

Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Stockholders shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from the Stockholders, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party. At the Closing, the Stockholders shall deliver to Federal certificates evidencing the Shares duly endorsed in blank or with stock powers or other appropriate instruments of transfer duly executed, with signatures guaranteed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 10 a.m. local time on October 15, 2003 or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (the “Closing Date”). The Agreement shall be effective at 12:01 a.m. local time on October 16, 2003 (the “Effective Date”).

2.2 Purchase Price.

2.2.1 The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Federal for the Shares shall be $35,000,000 (Thirty-Five Million Dollars), assuming the satisfaction of the conditions set forth in Section 7.2 and subject to adjustment as provided below in Section 2.5. All payments of the Purchase Price under this Section 2.2 shall be made in immediately available funds wired to one or more accounts designated by the Stockholders’ Representative, by a certified check or by such other method as may be agreed by the Stockholders’ Representative and Federal.

2.2.2 The Purchase Price Paid at the Closing. $29,500,000 (Twenty-Nine Million Five Hundred Thousand Dollars) of the total Purchase Price decreased by $2,000,000 (Two Million Dollars) to secure the Stockholders’ obligation pursuant to Section 2.5.3 and increased or decreased by the amount of any adjustment to the Purchase Price at Closing pursuant to Section 2.5.1(c) (the “Direct Payment”), less

(a) the amount of the fees owed by C-CUBED or the Stockholders (or any of them) to Windsor Group, LLC and Windsor Advisory Services, LLC (collectively, “Broker”) which will be paid by Federal directly to Broker pursuant to Section 6.2.2,

(b) the amount of the fees owed by C-CUBED or the Stockholders (or any of them) to Jaeger & Associates P.C. (“C-CUBED’s Counsel”) which will be paid by Federal directly to C-CUBED’s Counsel pursuant to Section 6.2.3,

(c) the amount of the fees owed by C-CUBED or the Stockholders (or either of them) to Alcorn & Cureton (“C-CUBED’s Accountant”) which will be paid by Federal directly to C-CUBED’s Accountant pursuant to Section 6.2.4, and shall be paid to the Stockholders’ Representatives by Federal on the Closing Date on the basis of the allocations set forth on Schedule A hereto.

2.2.3 The Purchase Price Adjustments and Claims Escrows.

(a) For the purpose of securing the obligations of the ESOP Stockholder hereunder, a portion of the total Purchase Price equal to the product of the sum of $3,500,000 plus $2,000,000 pursuant to 2.5.3 (that is, Three Million Five Hundred Thousand Dollars Plus Two Million Dollars pursuant to 2.5.3) and the ESOP Percentage (the “ESOP Adjustments and Claims Escrow Payment”) shall be delivered to an account (the “ESOP Adjustments and Claims Escrow”) to be administered by SunTrust Bank (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A-1 (the “ESOP Adjustments and Claims Escrow Agreement”). The portion of the ESOP Adjustments and Claims Escrow Payment equal to the product of $3,500,000 (Three Million Five Hundred Thousand Dollars) and the ESOP Percentage has been allocated for the sole purpose of securing the ESOP Stockholder’s obligation under Section 6.3 of this Agreement. Any and all claims made to the ESOP Stockholder’s Representative pursuant to Section 6.3 shall not exceed the product of $3,500,000 (Three Million

Five Hundred Thousand Dollars) and the ESOP Percentage. A second portion of the ESOP Adjustments and Claims Escrow Payment equal to the product of $2,000,000 (Two Million Dollars) and the ESOP Percentage has been allocated for the sole purpose of securing the ESOP Stockholder’s obligations pursuant to Section 2.5.3. All earnings and other proceeds on the ESOP Adjustments and Claims Escrow shall be the property of the ESOP Stockholders.

(b) For the purpose of securing the obligations of the Non-ESOP Stockholders hereunder, a portion of the total Purchase Price equal to the product of the sum of $3,500,000 plus $2,000,000 pursuant to 2.5.3 (that is, Three Million Five Hundred Thousand Dollars Plus Two Million Dollars pursuant to 2.5.3) and the Non-ESOP Percentage (the “Non-ESOP Adjustments and Claims Escrow Payment”) shall be delivered to an account (the “Non-ESOP Adjustments and Claims Escrow”) on behalf of the Non-ESOP Stockholders represented by the Non-ESOP Stockholders’ Representative, as hereinafter defined, and administered by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit A-2 (the “Non-ESOP Adjustments and Claims Escrow Agreement”). The portion of the Non-ESOP Adjustments and Claims Escrow Payment equal to the product of $3,500,000 (Three Million Five Hundred Thousand Dollars) and the Non-ESOP Percentage has been allocated for the sole purpose of securing the Non-ESOP Stockholders’ obligation under Section 6.3 of this Agreement. Any and all claims made to the Non-ESOP Stockholders’ Representative pursuant to Section 6.3 shall not exceed the product of $3,500,000 (Three Million Five Hundred Thousand Dollars) and the Non-ESOP Percentage. A second portion of the Non-ESOP Adjustments and Claims Escrow Payment equal to the product of $2,000,000 (Two Million Dollars) and the Non-ESOP Percentage has been allocated for the sole purpose of securing the Non-ESOP Stockholder’s obligations pursuant to Section 2.5.3. All earnings and other proceeds on the Non-ESOP Adjustments and Claims Escrow shall be the property of the Non-ESOP Stockholders.

2.2.4 The Earn-Out. On the six-, twelve-, and eighteen-month anniversaries of the Closing Date, disbursements will be made to the ESOP Stockholder and the Non-ESOP Stockholders’ Representative, as paying agent, from escrow accounts established for such purpose (the “ESOP Earn-Out Escrow” and the “Non-ESOP Earn-Out Escrow,” respectively) pursuant to the terms set forth on Exhibit B hereto. The ESOP Earn-Out Escrow shall be managed by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit A-3 (the “ESOP Earn-Out Escrow Agreement”), which agreement shall provide for the payment by Federal of all fees and expenses of the Escrow Agent relating to the ESOP Earn-Out Escrow. The Non-ESOP Earn-Out Escrow shall be managed by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit A-4 (the “Non-ESOP Earn-Out Escrow Agreement”), which agreement shall provide for the payment by Federal of all fees and expenses of the Escrow Agent relating to the Non-ESOP Earn-Out Escrow. On the Closing Date, Federal shall pay an amount equal to the product of $2,000,000 (Two Million Dollars) and the ESOP Percentage shall be delivered to the ESOP Earn-Out Escrow and an amount equal to the product of $2,000,000 (Two Million Dollars) and the Non-ESOP Percentage shall be delivered to the Non-ESOP Earn-Out Escrow. All earnings and other proceeds on the ESOP Earn-Out Escrow and the Non-ESOP Earn-Out Escrow shall be the property of Federal and shall be paid to Federal on a quarterly basis.

2.2.4(a) Windsor Fees. Following the final determination and payment of any earn-out to the Stockholders Representatives, the ESOP Stockholder’s Representative and

the Non-ESOP Stockholders’ Representative shall pay pursuant to the pro rata stock ownership of the ESOP Stockholder and the Non-ESOP Stockholders, a fee equal to 3.5% (Three and One-Half Percent) of the total earn-out to Windsor Group, LLC.

2.3 Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, the Stockholders, as well as the officers and directors of C-CUBED and Federal, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to so vest, perfect or confirm in Federal title to or ownership of the Shares, so long as such action is consistent with this Agreement.

2.4 Stockholders’ Representatives.

2.4.1 Non-ESOP Stockholders’ Representative. The Non-ESOP Stockholders hereby appoint Lugar as the true and lawful agent and attorney-in-fact (the “Non-ESOP Stockholders’ Representative”) of the Non-ESOP Stockholders with full power of substitution to act in the name, place and stead of the Non-ESOP Stockholders with respect to the surrender of the stock certificates owned by the Non-ESOP Stockholders to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the Non-ESOP Stockholders in any litigation or arbitration involving this Agreement, act as the paying agent on behalf of the Non-ESOP Stockholders, do or refrain from doing all such further acts and things, and execute all such documents as the Non-ESOP Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a) to act for the Non-ESOP Stockholders with regard to matters pertaining to indemnification, earn-outs and Purchase Price adjustments referred to in this Agreement, including the power to compromise any claims or disputes related thereto on behalf of the Non-ESOP Stockholders and to transact matters of litigation;

(b) to execute and deliver all ancillary agreements, certificates and documents that the Non-ESOP Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c) to act as the paying agent and to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price, and to do or refrain from doing the actions further described in the Paying Agent Agreement;

(d) to do or refrain from doing any further act or deed on behalf of the Non-ESOP Stockholders that the Non-ESOP Stockholders’ Representative deems necessary or appropriate in her sole discretion relating to the subject matter of this Agreement and the Paying Agent Agreement as fully and completely as the Non-ESOP Stockholders could do if personally present; and

(e) to receive service of process in connection with any claims under this Agreement.

The appointment of the Non-ESOP Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and C-CUBED may conclusively and absolutely rely, without inquiry, upon any action of the Non-ESOP Stockholders’ Representative in all matters referred to herein.

If Lugar resigns, dies or is otherwise unable to serve as the Non-ESOP Stockholders’ Representative, the successor Non-ESOP Stockholders’ Representative shall be designated in writing by the Non-ESOP Stockholders who held a majority of the Common Stock held by Non-ESOP Stockholders immediately prior to the Closing.

If any individual Non-ESOP Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Non-ESOP Stockholders’ Representative pursuant to this Section 2.4.1 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Non-ESOP Stockholders’ Representative, Parent, Federal or C-CUBED shall have received notice of such death, incapacity, termination or other event.

All notices and other deliveries required to be made or delivered by Parent, Federal or C-CUBED to the Non-ESOP Stockholders shall be made to the Non-ESOP Stockholders’ Representative for the benefit of the Non-ESOP Stockholders and shall discharge in full all notice requirements of Parent, Federal or C-CUBED to the Non-ESOP Stockholders with respect thereto. The Non-ESOP Stockholders hereby confirm all that the Non-ESOP Stockholders’ Representative shall do or cause to be done by virtue of her appointment hereunder.

The Non-ESOP Stockholders’ Representative shall act for the Non-ESOP Stockholders on all of the matters set forth in this Agreement in the manner the Non-ESOP Stockholders’ Representative believes to be in the best interest of the Non-ESOP Stockholders and consistent with the obligations under this Agreement, but the Non-ESOP Stockholders’ Representative shall not be responsible to the Non-ESOP Stockholders for any loss or damages the Non-ESOP Stockholders may suffer by the performance by the Non-ESOP Stockholders’ Representative of her duties under this Agreement, other than loss or damage arising from willful violation of the law by the Non-ESOP Stockholders’ Representative of her duties under this Agreement. The Non-ESOP Stockholders’ Representative and her heirs and personal or legal representatives shall be held harmless by the Non-ESOP Stockholders from, and indemnified against any loss or damages arising out of or in connection with the performance of her obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation of the law by the Non-ESOP Stockholders’ Representative of her duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the Non-ESOP Stockholders’ Representative.

Notwithstanding anything to the contrary herein, the Non-ESOP Stockholders’ Representative shall have no liability or obligation to any Parent Indemnified Party otherwise than, and only to the extent of, her individual liability as a Stockholder as set forth in Section 6.3.

The Non-ESOP Stockholders’ Representative shall be entitled to expense reimbursement for services rendered under this Agreement. Out-of-pocket expenses including but not limited to legal fees, mailing costs and accountant fees shall be documented and shall be paid on a monthly basis after payment of fees and expenses to the Escrow Agent out of the earnings in the Non-ESOP Adjustments and Claims Escrow.

2.4.2 ESOP Stockholder’s Representative. The ESOP Stockholder hereby appoints Kentucky Trust Bank as its true and lawful agent and attorney-in-fact (the “ESOP Stockholder’s Representative,” and, together with the Non-ESOP Stockholders’ Representative, the “Stockholders’ Representatives”) with full power of substitution to act in the name, place and stead of the ESOP Stockholder with respect to the surrender of the stock certificates owned by the ESOP Stockholder to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the ESOP Stockholder in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the ESOP Stockholder’s Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a) to act for the ESOP Stockholder with regard to matters pertaining to indemnification, earn-outs and Purchase Price adjustments referred to in this Agreement, including the power to compromise any claims or disputes related thereto on behalf of the ESOP Stockholder and to transact matters of litigation;

(b) to execute and deliver all ancillary agreements, certificates and documents that the ESOP Stockholder’s Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c) to do or refrain from doing any further act or deed on behalf of the ESOP Stockholder that the ESOP Stockholder’s Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement and the Paying Agent Agreement as fully and completely as the ESOP Stockholder could do if personally present; and

(d) to receive service of process in connection with any claims under this Agreement.

The appointment of the ESOP Stockholder’s Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and C-CUBED may conclusively and absolutely rely, without inquiry, upon any action of the ESOP Stockholder’s Representative in all matters referred to herein.

All notices and other deliveries required to be made or delivered by Parent, Federal or C-CUBED to the ESOP Stockholder shall be made to the ESOP Stockholder’s Representative for the benefit of the ESOP Stockholder and shall discharge in full all notice requirements of Parent, Federal or C-CUBED to the ESOP Stockholder with respect thereto. The ESOP Stockholder hereby confirms all that the ESOP Stockholder’s Representative shall do or cause to be done by virtue of its appointment hereunder.

The ESOP Stockholder’s Representative shall act for the ESOP Stockholder on all of the matters set forth in this Agreement in the manner the ESOP Stockholder’s Representative believes to be in the best interest of the ESOP Stockholder and consistent with the obligations under this Agreement, but the ESOP Stockholder’s Representative shall not be responsible to the

ESOP Stockholder for any loss or damages the ESOP Stockholder may suffer by the performance by the ESOP Stockholder’s Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the law by the ESOP Stockholder’s Representative of its duties under this Agreement. The ESOP Stockholder’s Representative shall be held harmless by the ESOP Stockholder from, and indemnified against any loss or damages arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation of the law by the ESOP Stockholder’s Representative of its duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the ESOP Stockholder’s Representative.

2.5 Adjustment to Purchase Price.

2.5.1 Estimated Closing Balance Sheet.

(a) Preparation of the Estimated Closing Balance Sheet. As soon as reasonably practicable before the Closing Date, but in no event fewer than 4 (Four) days prior to Closing, C-CUBED shall prepare or cause to be prepared and shall deliver to Parent and Federal an Estimated Closing Balance Sheet for C-CUBED estimated as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) and prepared in accordance with presently disclosed C-CUBED accounting methodology provided it is consistent with GAAP.

(b) Review of Estimated Closing Balance Sheet. Parent and Federal, upon receipt of the Estimated Closing Balance Sheet, shall (a) review the Estimated Closing Balance Sheet and (b) to the extent deemed necessary, make a reasonable inquiry of C-CUBED and its accountants (if any are used), relating to the preparation of the Estimated Closing Balance Sheet. Parent, Federal and C-CUBED shall agree on the Estimated Closing Balance Sheet. Parent and Federal shall not unreasonably withhold their approval of the Estimated Closing Balance Sheet.

(c) Adjustments to the Purchase Price. At Closing, (a) the initial Direct Payment in the amount of $29,500,000 (Twenty Nine Million Five Hundred Thousand Dollars) shall be reduced by the amount, if any, by which the Net Worth in the Estimated Closing Balance Sheet is less than $11,500,000 (Eleven Million Five Hundred Thousand Dollars), which shall constitute an immediate adjustment of the Purchase Price in such amount or (b) the initial Direct Payment in the amount of $29,500,000 (Twenty Nine Million Five Hundred Thousand Dollars) shall be increased by the amount, if any, by which the Net Worth in the Estimated Closing Balance Sheet is greater than $11,500,000 (Eleven Million Five Hundred Thousand Dollars), which shall constitute an immediate adjustment of the Purchase Price in such amount.

2.5.2 Closing Balance Sheet.

(a) Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Federal shall prepare or cause to be prepared and shall deliver to the Stockholders’ Representatives a Closing Balance Sheet for C-CUBED as of the close of business on the Closing Date (the “Closing Balance Sheet”). The

Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) and prepared in accordance with presently disclosed C-CUBED accounting methodology provided it is consistent with GAAP.

(b) Review of Closing Balance Sheet. The Stockholders’ Representatives, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent he may deem necessary, make reasonable inquiry of C-CUBED, Federal and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. The Stockholders’ Representatives and their employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of C-CUBED and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of the Objection thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Stockholders’ Representatives on behalf of the Stockholders unless the Stockholders’ Representatives shall have notified Federal in writing of any objections thereto (the “Objection”) within 30 days after receipt of the Closing Balance Sheet.

(c) Disputes. In the event of the Objection, Federal shall have 20 days to review and respond to the Objection, and Federal and the Stockholders’ Representatives shall attempt to resolve the differences underlying the Objection within 20 days following completion of Federal’s review of the Objection. Disputes between Federal and the Stockholders’ Representatives which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to a nationally-recognized independent public accounting firm mutually selected by the Stockholders’ Representatives and Federal (the “Auditor”) (which firm shall not be either of (a) the independent public accountants of Federal or (b) the independent public accountants used by C-CUBED prior to the Closing Date) who shall act as arbitrator and determine, based solely on presentations by the Stockholders’ Representatives and Federal and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Federal and the Stockholders’ Representatives no later than the 30th day after the remaining differences underlying the Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Federal and the Stockholders. Federal and the Stockholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and the Stockholders’ Representatives’ disagreement.

(d) Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (a) the Stockholders’ Representatives’ failure to object thereto within the period permitted under Section 2.5.2(c), (b) the agreement between Federal and the Stockholders’ Representative with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.5.2(c). The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.5.3 Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.5.3:

(a) the Escrow Agent shall:

(i) release from the ESOP Adjustments and Claims Escrow and pay to Federal an amount in immediately available funds equal to the product of (1) the amount, if any, by which the Net Worth (after the M Street Lease Adjustment) as set forth in the Final Closing Balance Sheet is less than the amount of Net Worth (after the M Street Lease Adjustment) as set forth in the Estimated Closing Balance Sheet and (2) the ESOP Percentage. The difference between any payment to Federal pursuant to this Section 2.5.3(a)(i) and the product of $2,000,000 (Two Million Dollars) and the ESOP Percentage, shall be released to the ESOP Stockholders’ Representative; and

(ii) release from the Non-ESOP Adjustments and Claims Escrow and pay to Federal an amount in immediately available funds equal to the product of (1) the amount, if any, by which the Net Worth (after the M Street Lease Adjustment) as set forth in the Final Closing Balance Sheet is less than the amount of Net Worth (after the M Street Lease Adjustment) as set forth in the Estimated Closing Balance Sheet and (2) the Non-ESOP Percentage. The difference between any payment to Federal pursuant to this Section 2.5.3(a)(ii) and the product of $2,000,000 (Two Million Dollars) and the Non-ESOP Percentage shall be released to the Non-ESOP Stockholders’ Representative as Paying Agent; and

(b) Federal shall pay to:

(i) the ESOP Stockholder an amount in immediately available funds equal to the product of (1) the amount, if any, by which the Net Worth (after the M Street Lease Adjustment) as set forth in the Final Closing Balance Sheet is greater than the Net Worth (after the M Street Lease Adjustment) as set forth in the Estimated Closing Balance Sheet and (2) the ESOP Percentage; and

(ii) the Non-ESOP Stockholders’ Representative, as Paying Agent, an amount in immediately available funds equal to the product of (1) the amount, if any, by which the Net Worth (after the M Street Lease Adjustment) as set forth in the Final Closing Balance Sheet is greater than the Net Worth (after the M Street Lease Adjustment) as set forth in the Estimated Closing Balance Sheet and (2) the Non-ESOP Percentage; and

(c) Pursuant to Section 2.5.3(b) following payment by Federal to the ESOP Shareholder’s Representative and the Non-ESOP Stockholder’s Representative, respectively, of any amount by which the Net Worth as set forth in the Final Closing Balance Sheet is greater than the Net Worth as set forth in the Estimated Closing Balance Sheet, the Escrow Agent shall:

(i) release from the ESOP Adjustments and Claims Escrow and pay to the ESOP Stockholder’s Representative an amount in immediately available funds equal to the product of (1) $2,000,000 (Two Million Dollars) and (2) the ESOP Percentage; and

(ii) release from the Non-ESOP Adjustments and Claims Escrow and pay to the Non-ESOP Stockholders’ Representative as paying agent an amount in immediately available funds equal to the product of (1) $2,000,000 (Two Million Dollars) and (2) the Non-ESOP Percentage.

All payments made pursuant to this Section 2.5.3 shall constitute immediate adjustments of the Purchase Price in such amounts.

Article 3

REPRESENTATIONS AND WARRANTIES OF C-CUBED AND THE STOCKHOLDERS

C-CUBED and each of the Stockholders jointly and severally represent and warrant to Parent and Federal as follows. Except where the context requires otherwise, all references to the “C-CUBED” in this Article 3 refer to both the C-CUBED and each of its Subsidiaries.

3.1 Corporate Status of C-CUBED. Except as set forth on Schedule 3.1 hereto, C-CUBED is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, C-CUBED is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have an C-CUBED Material Adverse Effect. All jurisdictions in which C-CUBED is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock.

3.2.1 Authorized Stock of C-CUBED. The authorized capital stock of C-CUBED consists of 500,000 shares of C-CUBED Common Stock, of which 232,278 shares are issued and outstanding or subject to options (excluding 0 shares held in Treasury). All of the outstanding shares of C-CUBED Common Stock have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. The Stockholders, and the other owners who own C-CUBED Common Stock or will own C-CUBED Common Stock at Closing pursuant to the exercise of their options and who are listed on Schedule A, own together, and will own together at Closing, all the outstanding shares of C-CUBED Common Stock.

3.2.2 Options and Convertible Securities of C-CUBED. Except as set forth on Schedule 3.2.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating C-CUBED to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2.2, there are no voting trusts or other agreements or understandings to which C-CUBED or any Stockholder is a party with respect to the voting of the shares of C-CUBED Common Stock and C-CUBED is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of C-CUBED Common Stock or any other securities of C-CUBED.

3.3 Subsidiaries. C-CUBED owns all of the capital stock of each of the corporations named on Schedule 3.3, and the jurisdiction and date of organization of each such corporation, as well as the date on which C-CUBED acquired or organized each such corporation is listed opposite the name of such corporation on such schedule. C-CUBED has no Subsidiaries other than those named on Schedule 3.3. Except as set forth on Schedule 3.3, C-CUBED has not acquired, sold, divested or liquidated any corporate entity or line of business. Except as set forth on Schedule 3.3, CAC conducts no business and has no liabilities or employees. On the date of this signing or Closing, the assets of CAC, if any, that were CAC assets at the time CAC became a qualified subchapter S subsidiary, have a gross value of zero.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. C-CUBED has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of C-CUBED’s obligations hereunder, have been duly and validly authorized by the board of directors of C-CUBED and no other corporate proceedings on the part of C-CUBED are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of C-CUBED’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by C-CUBED have been duly executed and delivered by C-CUBED and constitute valid and binding obligations of C-CUBED, enforceable against C-CUBED in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4.2 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of C-CUBED’s charter documents or by-laws, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which C-CUBED is a party or by which C-CUBED or any of its assets or properties are bound or which is applicable to C-CUBED or any of its assets or properties. Except to the extent that novation is required as further described in Section 6.6.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an C-CUBED Material Adverse Effect.

3.5 Financial Statements. A copy of C-CUBED’s balance sheet as of June 30, 2003 and C-CUBED’s statements of operations, cash flows and changes in stockholders’ equity for the year then ended is attached hereto as Schedule 3.5A and a copy of C-CUBED’s balance sheet as of July 31, 2003, prepared in the ordinary course of business without footnotes, is attached hereto as Schedule 3.5B. Such balance sheets and statements of operations, cash flows and changes in stockholder’s equity are fairly presented and complete. The annual financial statements will be audited by McGladrey Pullen LLP, certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “C-CUBED Financial Statements” and C-CUBED’s balance sheet as of July 31, 2003 is referred to herein as the “C-CUBED Balance Sheet.” Each of the balance sheets included in the C-CUBED Financial Statements (including any related notes) fairly presents in all material respects C-CUBED’s financial position as of their respective dates, and the other statements included in the C-CUBED Financial Statements (including any related notes) fairly present in all material respects C-CUBED’s results of operations, cash flows and stockholders’ equity, as the case may be, for the periods therein set forth, in each case in accordance with GAAP and prepared in accordance with C-CUBED accounting methodology provided it is consistent with GAAP, subject, in the case of the one month period ended July 31, 2003, to normal year-end adjustments (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, C-CUBED has not suffered any C-CUBED Material Adverse Effect, and there has not occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in an C-CUBED Material Adverse Effect.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, C-CUBED has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the C-CUBED Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the date of the C-CUBED Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have an C-CUBED Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement, and (c) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8 Compliance with Applicable Law, Charter and By-Laws. C-CUBED has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have an C-CUBED Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. All of such Permits are in full force and effect. C-CUBED is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of C-CUBED, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. To the Knowledge of C-CUBED, the business of C-CUBED is not being, and has not been, conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. C-CUBED is not in default or violation of any provision of its charter documents or its by-laws.

Set forth on Schedule 3.8 is a list of the jurisdictions in which C-CUBED is not authorized to do business, but where C-CUBED nevertheless does business or has a physical presence, or in which any of C-CUBED’s employees work.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or Schedule 3.10.3 hereto, (a) no Governmental Entity has indicated to C-CUBED an intention to conduct an investigation, (b) to the Knowledge of C-CUBED there is no investigation by any Governmental Entity with respect to C-CUBED pending or threatened, (c) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of C-CUBED, threatened against or involving C-CUBED or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have an C-CUBED Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (d) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against C-CUBED.

3.10 Tax Matters.

3.10.1 Filing of Returns. Each of C-CUBED and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of C-CUBED and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of C-CUBED or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where C-CUBED or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of C-CUBED or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2 Payment of Taxes. Each of C-CUBED and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.10.3 Assessments or Disputes. None of Bednar, Teague, Lugar and Moe, nor any director or officer (or employee responsible for Tax matters) of C-CUBED or its Subsidiaries, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of C-CUBED or its Subsidiaries either (a) claimed or raised by any authority or (b) as to which Bednar, Teague, Lugar, Moe or any of the directors and officers (and employees responsible for Tax matters) of C-CUBED or its Subsidiaries has knowledge based upon personal contact with any agent of such authority. Schedule 3.10.3 lists all federal, state, local, and foreign income Tax Returns filed with respect to C-CUBED and its Subsidiaries for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. C-CUBED and its Subsidiaries has delivered to Federal correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by C-CUBED or its Subsidiaries.

3.10.4 Waiver of Statute of Limitations. None of C-CUBED and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5 Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. None of C-CUBED and its Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations. None of C-CUBED and its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code section 280G. None of C-CUBED and its Subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). None of C-CUBED and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of C-CUBED and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was C-CUBED) or (B) has any Liability for the Taxes of any Person (other than C-CUBED and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.6 Tax Basis. Schedule 3.10.6 sets forth (a) the basis of C-CUBED in each of the assets of C-CUBED and its qualified subchapter Subsidiaries, to the Knowledge of C-CUBED the Fair Market Value of the total assets of C-CUBED on the day C-CUBED became an S Corporation, to the Knowledge Of C-CUBED the Fair Market Value of each of C-CUBED’s qualified subchapter S subsidiaries on the day each such qualified subsidiary became a qualified subchapter S subsidiary (b) the adjusted tax basis of each of the assets of C-CUBED on the day C-CUBED became an S corporation and (c) the adjusted tax basis of each of the assets of each of C-CUBED’s qualified subchapter S subsidiaries on the day each such qualified subchapter S subsidiary became a qualified subchapter S subsidiary.

3.10.7 Unpaid Taxes. The unpaid Taxes of C-CUBED and its Subsidiaries (a) did not, as of the date of the C-CUBED Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the C-CUBED Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of C-CUBED in filing its Tax Returns.

3.10.8 Unclaimed Property. None of C-CUBED and its Subsidiaries has any assets that may constitute unclaimed property under applicable law. C-CUBED and its Subsidiaries have complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, C-CUBED and its Subsidiaries have established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. The records of C-CUBED and its Subsidiaries are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

3.10.9 No Changes in Accounting, Closing Agreement, Installment Sale. Except as set forth on Schedule 3.10.9, none of C-CUBED and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) ”closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

3.10.10 S Corporation. C-CUBED (and any predecessor of C-CUBED) has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since July 1, 1998, and C-CUBED will be an S corporation up to and including the Closing Date. Schedule 3.10.10 identifies each C-CUBED Subsidiary, indicates each C-CUBED Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code section 1361(b)(3)(B), and the date each such C-CUBED Subsidiary became a qualified subchapter S subsidiary. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date. None of the assets of SIR has any unrecognized built-in gain.

3.10.11 Election. Except as set forth on Schedule 3.10.11, neither C-CUBED nor any of its Subsidiaries has, in the past 10 years, (a) acquired assets from another corporation in a transaction in which C-CUBED’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11.1 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by C-CUBED or in which any person employed by C-CUBED is eligible to participate and which is currently maintained by C-CUBED or any ERISA Affiliate of C-CUBED (collectively, the “C-CUBED Plans”). C-CUBED has delivered to Parent (a) accurate and complete copies of all C-CUBED Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said C-CUBED Plans, (b)

accurate and complete copies of the most recent financial statements and actuarial reports with respect to all C-CUBED Plans for which financial statements or actuarial reports are required or have been prepared, and (c) accurate and complete copies of all annual reports and summary annual reports for all C-CUBED Plans (for which annual reports are required or have been prepared). C-CUBED has also delivered to Parent complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the C-CUBED Plans that are in possession of C-CUBED as of the date hereof. C-CUBED has no “defined benefit plans” as defined in Section 3(35) of ERISA. C-CUBED has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

3.11.2 ERISA. Except as set forth on Schedule 3.11.2, neither C-CUBED nor any ERISA Affiliate of C-CUBED has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No plan previously maintained by C-CUBED or any ERISA Affiliate of C-CUBED which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such C-CUBED Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by C-CUBED or any ERISA Affiliate of C-CUBED. Except as set forth on Schedule 3.11.2, with respect to all C-CUBED Plans, C-CUBED and C-CUBED’s ERISA Affiliates are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all C-CUBED Plans have been timely filed or delivered. For any returns, reports or disclosures attributable to, but not yet required to be filed for, the current or prior plan years, C-CUBED will ensure that all resources necessary to complete the outstanding returns, reports or disclosures are provided to Parent and will ensure accurate and timely completion of said returns, reports or disclosures. All fees required to be paid in connection with the administration of any ERISA plan have been disclosed. All fees required to be paid as a result of the termination of any plan recordkeeping agreements have been disclosed. To the Knowledge of C-CUBED, neither C-CUBED nor any ERISA Affiliate of C-CUBED, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the C-CUBED Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA which could subject C-CUBED or any Affiliate of C-CUBED, or any director or employee of any C-CUBED Plan or any trust relating to any C-CUBED Plan, or any party dealing with any C-CUBED Plan or trust relating thereto to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 3.11.2, neither the C-CUBED Plans nor any of the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

3.11.3 Plan Determinations. Each C-CUBED Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under

Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and, to the Knowledge of C-CUBED, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any C-CUBED Plan. With respect to each C-CUBED Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under C-CUBED Plan terms and applicable law have been made.

3.11.4 Funding. Except as set forth on Schedule 3.11.4:

(a) all contributions, premiums or other payments due or required to be made to C-CUBED Plans as of the date hereof have been made as of the date hereof or are properly reflected on C-CUBED Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of C-CUBED, threatened, with respect to any C-CUBED Plan, nor is any C-CUBED Plan the subject of any pending (or to the Knowledge of C-CUBED, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any C-CUBED Plan; and

(d) with respect to any C-CUBED Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which C-CUBED could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have an C-CUBED Material Adverse Effect under ERISA, the Code or any other applicable law.

3.11.5 Certain Other Matters. Except as reserved for on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, C-CUBED has no liability or potential liability in any form whatsoever, and C-CUBED will not have liability or potential liability in any form whatsoever, with regard to any C-CUBED Plan, as a result of the any failure to perform non-discrimination testing on an C-CUBED Plan or any failure to amend an C-CUBED Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to C-CUBED’s 401(k) plan(s) have been segregated from C-CUBED’s general assets and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.11.6 Welfare Plans. With respect to any C-CUBED Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”) and except as set forth on Schedule 3.11.6, (a) each Welfare Plan for which contributions are claimed by C-CUBED as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (c) all C-CUBED Plans that are group health plans (within the meaning of Section 4980B(g)(2) of the Code) comply, and in each and every case have complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and all similar provisions of state law or foreign law applicable to employees of C-CUBED or any ERISA Affiliate of C-CUBED. None of the C-CUBED Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither C-CUBED nor any ERISA Affiliate of C-CUBED has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. No C-CUBED Plan or employment agreement provides health benefits that are not insured through an insurance contract. Each C-CUBED Plan is amendable and terminable unilaterally by C-CUBED at any time without liability to C-CUBED as a result thereof and no C-CUBED Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits C-CUBED from amending or terminating any such C-CUBED Plan, provided that no amendment or termination adversely effects or extinguishes any accrued benefits under a C-CUBED Plan prior to such amendment or termination.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12.1 hereto: (a) C-CUBED is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of C-CUBED; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of C-CUBED, threatened against or otherwise affecting C-CUBED, and C-CUBED has not experienced the same; (c) C-CUBED has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has C-CUBED planned or announced any such action or program for the future with respect to which C-CUBED has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from C-CUBED before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. C-CUBED has heretofore delivered to Parent a list (the “Employee List”) dated as of September 17, 2003 containing the name of each person employed by C-CUBED and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or, to the Knowledge of C-CUBED, has any reasonable basis to assert any claim against C-CUBED that either the continued employment by, or association with, C-CUBED of any of the present officers or employees of, or consultants to, C-CUBED contravenes any agreement or law applicable to unfair competition, trade secrets or proprietary information.

3.13 Environmental.

3.13.1 Environmental Laws. Except as set forth on Schedule 3.13.1 hereto, (a) C-CUBED is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) C-CUBED has not received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by C-CUBED pursuant to the Environmental Laws are in full force and effect, C-CUBED is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by C-CUBED for the conduct of its business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; and (f) the management, handling, storage, transportation, treatment, and disposal by C-CUBED of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13.2 hereto, there is no Environmental Claim pending or, to the Knowledge of C-CUBED, threatened, against or involving C-CUBED or against any Person whose liability for any Environmental Claim C-CUBED has or may have retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. Except as set forth on Schedule 3.13.3 hereto, there are no past or present actions or activities by C-CUBED, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by C-CUBED, that could reasonably form the basis of any Environmental Claim against C-CUBED or against any Person whose liability for any Environmental Claim C-CUBED may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by C-CUBED. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13.3 hereto, C-CUBED has not received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of C-CUBED, are any such notices, demands, requests for information or investigations threatened.

3.13.4 Disclosure of Information. C-CUBED has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent and Federal all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of C-CUBED and pertain to C-CUBED or any property or facility now or previously owned, leased or operated by C-CUBED.

3.13.5 Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by C-CUBED.

3.14 No Broker’s or Finder’s Fees. Except as provided for in Section 2.2.2, C-CUBED has neither paid nor become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15 Assets Other Than Real Property.

3.15.1 Title. C-CUBED has good and marketable title to all of the tangible assets shown on the C-CUBED Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the C-CUBED Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the C-CUBED Balance Sheet or otherwise in the C-CUBED Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15.1 hereto. Each of C-CUBED’s tangible assets that has a present value of $5,000 or more or that is otherwise material to C-CUBED’s business is listed on Schedule 3.15.1.

3.15.2 Accounts Receivable. Except as set forth on Schedule 3.15.2, all receivables shown on the Final Closing Balance Sheet are good, valid and existing accounts and all represent an undisputed, bona fide sale and delivery of goods or services. The C-CUBED receivables have been collected or are collectible in all material respects in the aggregate amount shown.

3.15.3 Condition. All material facilities, equipment and personal property owned by C-CUBED and used in its business are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is not material to C-CUBED and does not affect C-CUBED’s business or its obligations to perform under this Agreement.

3.16 Real Property.

3.16.1 C-CUBED Real Property. C-CUBED neither owns nor has owned any real property.

3.16.2 C-CUBED Leases. Schedule 3.16.2 hereto lists all C-CUBED Leases. Complete copies of the C-CUBED Leases, and all material amendments thereto (which are identified on Schedule 3.16.2), have been made available by C-CUBED to Parent. The C-CUBED Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) and no Encumbrances (except permitted Encumbrances) have been granted by or caused by the actions of C-CUBED. The C-CUBED Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16.2, neither C-CUBED nor, to the Knowledge of C-CUBED, any other party to an C-CUBED Lease, has committed a material breach or default under any C-CUBED Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Knowledge of C-CUBED, are there any facts or circumstances that would reasonably indicate that C-CUBED is likely to be in material breach or default under any C-CUBED Lease. Schedule 3.16.2 correctly identifies each C-CUBED Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each C-CUBED Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any C-CUBED Lease remains to be paid for or to be performed by C-CUBED. Except as set forth on Schedule 3.16.2, no C-CUBED Lease has an unexpired term which including any renewal or extensions of such term provided for in such C-CUBED Lease could exceed ten years.

3.16.3 Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by C-CUBED in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Agreements, Contracts and Commitments.

3.17.1 C-CUBED Agreements. Except as set forth on Schedule 3.17.1 hereto or any other Schedule hereto, C-CUBED is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by C-CUBED);

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services;

(d) any agreement of guarantee or indemnification in an amount that is material to C-CUBED taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of C-CUBED to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the C-CUBED Leases under which C-CUBED is lessee;

(g) any joint venture or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to C-CUBED or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the C-CUBED Proprietary Rights;

(k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of C-CUBED;

(l) any agreement for the sale by C-CUBED of materials, products, services or supplies that involves future payments to C-CUBED of more than $25,000;

(m) any agreement for the purchase by C-CUBED of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by C-CUBED to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of C-CUBED;

(o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by C-CUBED that involves future payments by C-CUBED of more than $25,000;

(p) any agreement or commitment to which present or former directors, officers or Affiliates of C-CUBED, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by C-CUBED of more than $25,000, other than the C-CUBED Leases;

(r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of C-CUBED; or

(s) any agreement that provides for any continuing or future obligation of C-CUBED, actual or contingent, including but not limited to any continuing representation or warranty or any indemnification obligation, that arose in connection with the disposition of any business or assets of C-CUBED.

3.17.2 Validity. Except as set forth on Schedule 3.17.2, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17.1 are valid and in full force and effect; neither C-CUBED nor, to the Knowledge of C-CUBED, any other party thereto, has breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have an C-CUBED Material Adverse Effect or have been cured or waived; and C-CUBED has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between C-CUBED and such Governmental Entity.

3.17.3 Third-Party Consents. Schedule 3.17.3 identifies each contract and other document set forth on Schedule 3.17.1 that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18 Intellectual Property.

3.18.1 No Conflicts. Except as set forth on Schedule 3.18.1 hereto, C-CUBED owns, or has perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of C-CUBED as currently conducted (the “C-CUBED Proprietary Rights”). Except as set forth on Schedule 3.18.1, C-CUBED is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), all rights included among the C-CUBED Proprietary Rights, and C-CUBED has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which C-CUBED Proprietary Rights are being used or might reasonably be used. No claims with respect to C-CUBED Proprietary Rights have been asserted or, to the Knowledge of C-CUBED, are threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of C-CUBED as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by C-CUBED infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by C-CUBED of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in C-CUBED’s business as currently conducted or as proposed to be conducted, or (c) challenging the ownership by C-CUBED, or the validity or effectiveness, of any of C-CUBED Proprietary Rights. All material registered trademarks, service marks and copyrights held by C-CUBED are valid and subsisting in the jurisdictions in which they have been filed. There is no material unauthorized use, infringement or misappropriation of any of C-CUBED Proprietary Rights by any third party, including any employee or former employee of C-CUBED. No C-CUBED Proprietary Right or product of C-CUBED is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use, licensing or transfer thereof by C-CUBED. Except as set forth in Schedule 3.18.1, C-CUBED has not entered into any agreement under which C-CUBED is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. C-CUBED’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the C-CUBED Proprietary Rights. C-CUBED is not in violation of any license, sublicense or agreement described on Schedule 3.18.2, except such violations as do not materially impair C-CUBED’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by C-CUBED, and the consummation of the transactions contemplated hereby, will neither cause C-CUBED to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. The Commercial Software used in the business of C-CUBED in each case has been acquired and used by C-CUBED on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties. C-CUBED is not in breach of any of the terms and conditions of any such license and C-CUBED has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 Proprietary Rights; Licenses. Set forth on Schedule 3.18.2 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in C-CUBED Proprietary Rights, specifying, where applicable, the jurisdictions in which each such C-CUBED Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18.2, no software product currently marketed by C-CUBED has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has C-CUBED been requested to make any such registration. Set forth on Schedule 3.18.2 is a complete list of all domain names, Secure Socket Layer (SSL) certificates and other World Wide Web certificates owned by C-CUBED, which list includes all domain names used by C-CUBED in its business and respective registrars. Set forth on Schedule 3.18.2 is a complete list of all material licenses, sublicenses and other agreements as to which C-CUBED is a party and pursuant to which C-CUBED or any other Person is authorized to use any C-CUBED Proprietary Right or trade secrets material to the business of C-CUBED; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. A complete list of the Commercial Software used in the business of C-CUBED is set forth on Schedule 3.18.2.

3.18.3 Employee Agreements. Except as set forth on Schedule 3.18.3, no employee, officer and consultant of C-CUBED has executed a C-CUBED Corporation Acknowledgment of Duties and Responsibilities Relating to Ideas and Inventions and a C-CUBED Corporation Confidentiality Agreement in substantially the form attached hereto as Exhibit 3.18.3. To the Knowledge of C-CUBED no employee, officer or consultant of C-CUBED is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with C-CUBED or any previous employer.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to C-CUBED. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “C-CUBED Insurance Contracts”) insure against such risks, and are in such amounts, as are appropriate and reasonable considering C-CUBED’s property, business and operations. All of the C-CUBED Insurance Contracts are in full force and effect, with no default thereunder by C-CUBED which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and C-CUBED has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the C-CUBED Insurance Contracts will not be available in the future on substantially the same terms as now in effect. C-CUBED has not received or given a notice of cancellation with respect to any of the C-CUBED Insurance Contracts.

3.20 Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which C-CUBED has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account or other numbers of designation thereof.

3.21 No Contingent Liabilities. Except as set forth on Schedule 3.21, C-CUBED has no contingent or conditional liabilities or obligations of any kind arising from or relating to any acquisition of a Subsidiary or line of business.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22, none of (a) C-CUBED, (b) any executive officer of C-CUBED, (c) any Stockholder, or (d) any member of the immediate family of the Persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of C-CUBED (other than holdings in publicly held companies of less than one percent (1%) of the outstanding capital stock of any such publicly held company). C-CUBED has described in Schedule 3.17.1 each and every agreement currently in effect between: (a) C-CUBED and/or its Subsidiaries and (b) Del Rey Systems & Technology Inc.

3.23 Foreign Corrupt Practices. Neither C-CUBED, nor any Affiliate of C-CUBED, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause C-CUBED to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the Knowledge of C-CUBED neither C-CUBED, nor any Affiliate of C-CUBED, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of C-CUBED or any Affiliate of C-CUBED, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of C-CUBED.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND FEDERAL

Parent and Federal, jointly and severally, represent and warrant to C-CUBED as follows:

4.1 Corporate Status of Parent and Federal. Each of Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Federal and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and/or Federal, as the case may be, and constitute valid and binding obligations of Parent and/or Federal, as the case may be, enforceable against Parent and/or Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.2 No Conflict. Neither the execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder, nor the consummation by Parent or Federal of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.3 SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 2000. The documents so filed by

Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for its fiscal years ended June 30, 2001 and June 30, 2002, respectively, (b) its Quarterly Reports on Forms 10-Q for its fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 2000, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c) and (d) being hereinafter referred to as the “Parent Reports”). The consolidated balance sheet of Parent and its subsidiaries at March 31, 2003, including the notes thereto, is hereinafter referred to as the “Parent Balance Sheet.” Parent shall continue to cause all required forms, reports, statements and documents to be filed with the SEC and to cause such filings to be true and complete in all material respects, to and through the Closing.

4.4 Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would result in a Parent Material Adverse Effect.

4.5 Litigation. There are no lawsuits, actions, claims or administrative proceedings pending or, to the knowledge of Parent or Federal, threatened, against Parent or Federal or its subsidiaries that would have a Parent Material Adverse Effect.

4.6 No Misrepresentations. The representations, warranties and statements made by Parent or Federal in or pursuant to this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

4.7 Investment Representations. Federal, who will acquire the Shares, (a) is an “accredited investor” as defined under the Securities Act, (b) is acquiring the Shares for its account without a view to any distribution thereof in violation of the Securities Act or any applicable state securities law, (c) is experienced in evaluating and making investments of this type, and has had access to, and has received, all the information that it reasonably has required to evaluate this investment, including, but not limited to, all C-CUBED corporate and financial records, and access to the management of C-CUBED and the opportunity to ask questions and to receive answers to such questions, and (d) is financially able to bear the risks associated with the investment in the Shares being acquired hereby.

4.8 Financing Arrangements. Parent and Federal have funds available to it sufficient to consummate the Transaction in accordance with the terms of this Agreement.

Article 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of C-CUBED. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, C-CUBED shall, except to the extent that

Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that C-CUBED’s goodwill and ongoing business shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have an C-CUBED Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, C-CUBED and its Subsidiaries shall not, except as set forth on Schedule 5.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the C-CUBED Balance Sheet, or incurred since the date of the C-CUBED Balance Sheet in the ordinary course of business consistent with past practices;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of C-CUBED, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity or partnership interest in or a material portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of C-CUBED, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the C-CUBED Proprietary Rights or enter into any settlement regarding the breach or infringement of, all or any part of the C-CUBED Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have an C-CUBED Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the C-CUBED Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have an C-CUBED Material Adverse Effect;

(m) amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have an C-CUBED Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have an C-CUBED Material Adverse Effect;

(o) take any action that would materially decrease C-CUBED’s Net Worth;

(p) make any change in any method of accounting or accounting practice other than changes required to be made in order that C-CUBED’s financial statements comply with GAAP; or

(q) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2 Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall not, except to the extent that C-CUBED shall otherwise consent in writing (such consent not to be unreasonably withheld), contact any C-CUBED employees or customers or take any action that would materially impair Federal’s ability to pay the aggregate Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall, except to the extent that C-CUBED shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify C-CUBED and the Stockholders’ Representative of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Federal and Parent to pay the aggregate Purchase Price and otherwise to perform their respective obligations hereunder.

Article 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity. From and after the date of this Agreement until the earliest of (a) the Closing Date, (b) Parent’s notification of C-CUBED of Parent’s decision not to complete the Transaction or (c) the termination of this Agreement in accordance with Article 9 hereof, but in any event during the ninety (90) days following the date of the Letter of Intent, neither C-CUBED nor any Stockholder will, directly or indirectly, through their respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving C-CUBED (all such transactions being referred therein as “Acquisition Proposals”).

6.2 Expenses.

6.2.1 General. Except as provided in this Section 6.2, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.2.2 Broker Fees. At the Closing, Federal shall pay approximately $900,000 (Nine Hundred Thousand Dollars) plus outstanding expenses to Broker, which amount shall be deducted from the Direct Payment due to the Stockholders at the Closing. An additional payment will be made pursuant to Section 2.2.4(a).

6.2.3 Attorney Fees. At the Closing, Federal shall pay to C-CUBED’s Counsel an amount to be confirmed by C-CUBED at Closing, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

6.2.4 Accountant Fees. At the Closing, Federal shall pay $11,050 (Eleven Thousand Fifty Dollars) to C-CUBED’s Accountant, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

6.2.5 Uncovered Expenses. Except with respect to those expenses described in 6.2.2 to 6.2.3, C-CUBED and the Stockholders shall ensure that either: (a) any Expenses incurred by C-CUBED or the Stockholders are paid at or before the Closing from the aggregate Purchase Price so that such Expenses do not continue to be or do not become the liability of C-CUBED after the Closing or (b) provision is made for any such Expenses on C-CUBED’s books for payment after the Closing (it being understood that in such event the Net Worth on the Closing Balance Sheet shall be reduced by any such Expenses).

6.3 Indemnification. Subject to the terms of this Section 6.3, from and after the Closing Date, Parent, Federal, C-CUBED, each of their respective Subsidiaries and Affiliates and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from the Stockholders and their respective successors (the “Parent Indemnifying Parties”), jointly and severally, of the amount of any Loss suffered, incurred or paid by any Parent Indemnified Party (subject to subsection 6.3.3), by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by C-CUBED or any Stockholder in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement. Subject to the terms of this Section 6.3, from and after the Closing Date, the Stockholders and each of their respective successors (collectively the “Stockholder Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and C-CUBED (the “Stockholder Indemnifying Parties”) of the amount of Loss suffered, incurred or paid by any Stockholder Indemnified Party by reason of any breach of any representation or warranty made by Parent or Federal in this Agreement, the breach or nonperformance of any covenant or obligation to be performed by Parent or Federal hereunder (or C-CUBED hereunder after the Closing Date) or under any agreement executed in connection herewith, or any matter arising out of the business of C-CUBED after the Closing. For the purpose of determining the magnitude of a Loss suffered, incurred or paid, each representation and warranty herein shall read as if all qualifications as to materiality and knowledge have been deleted therefrom, it being understood, however, that such qualifications are to be considered in determining whether a representation or warranty has been breached.

6.3.1 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification hereunder, the Parent Indemnified Party or the Stockholder Indemnified Party, as the case may be (the “Indemnified Party”), shall promptly give written notice of such facts, claim or demand (“Notice of Claim”) to the party from whom indemnification is sought, the Parent Indemnifying Party or the Stockholder Indemnifying Party, as the case may be (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the

Claims Period specified in Section 6.3.4, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

6.3.2 Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. If, however, (y) no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, or (z) the maximum liability under such Third Party Claim is greater than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable and any limitations contained in Section 6.3.3 hereof), then the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.3 Limitation on Liability for Indemnity.

(a) The Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 until the aggregate amount of all Losses suffered by the Parent Indemnified Parties exceed $100,000 (One Hundred Thousand Dollars) (the “Parent Indemnity Deductible”) whereupon the Parent Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses in excess of the Parent Indemnity Deductible. The Parent Indemnity Deductible shall be determined without regard to any materiality qualification contained in any representation or warranty.

(b) The Stockholder Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 until the aggregate amount of all Losses, suffered by the Stockholder Indemnified Parties exceeds $100,000 (One Hundred Thousand Dollars) (the “Stockholder Indemnity Deductible”) whereupon the Stockholder Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses in excess of the Stockholder Indemnity Deductible. The Stockholder Indemnity Deductible shall be determined without regard to any materiality qualification contained in any representation or warranty.

(c) For each indemnification claim made by the Parent Indemnified Parties against the Stockholder Indemnifying Parties under this Section 6.3, the amount of the indemnification claim made against the ESOP Adjustments and Claims Escrow shall be the amount of the indemnification claim multiplied by the ESOP Percentage, and the amount of the indemnification claim made against the Non-ESOP Adjustments and Claims Escrow shall be the amount of the indemnification claim multiplied by the Non-ESOP Percentage. The aggregate liability of the Stockholder Indemnifying Parties for indemnification under this Section 6.3 shall not exceed $3,500,000 (Three Million Five Hundred Thousand Dollars). The aggregate liability of the Parent Indemnifying Parties for indemnification under this Section 6.3 shall not exceed $3,500,000 (Three Million Five Hundred Thousand Dollars). On the eighteen-month anniversary of the Closing Date (or, if such day is not a business day, on the next business day), the Escrow Agent shall disburse to ESOP Stockholders’ Representative and the Non-ESOP Stockholder’s Representative, as paying agent, any amounts remaining in the ESOP Adjustments and Claims Escrow Fund and Non-ESOP Adjustments and Claims Escrow Fund, respectively, after any disbursements made to CACI. However, unless Federal shall have notified the Escrow Agent that the SIR Contract (as defined in Section 6.3.4 below) has been closed out by the eighteen-month anniversary then the product of $500,000 and the ESOP Percentage will remain in the ESOP Adjustments and Claims Escrow and the product of $500,000 and the Non-ESOP Percentage will remain in the Non-ESOP Adjustments and Claims Escrow for a period of time set forth in Section 6.3.4. Following the expiration of the Claims Period specified in Section 6.3.4., subject to any disbursement in relation to the NCIS investigation, the remainder of the money in the ESOP Adjustments and Claims Escrow and the Non- ESOP Adjustments and Claims Escrow shall be released by the Escrow Agent to the ESOP Stockholder’s Representative and the Non-ESOP Stockholders’ Representative as paying agent pursuant to their pro rata stock ownership interest. The sole recourse and exclusive remedy of the Parent Indemnified Parties against the Stockholder Indemnifying Parties after the Closing arising out of this Agreement or any certificate delivered in connection herewith or otherwise arising from the Transaction, shall be for Parent Indemnified Parties to assert a claim for indemnification against the Stockholder Indemnifying Parties under the indemnification provisions of this Agreement. The sole and exclusive source of repayment for an indemnification claim by the Parent Indemnified Parties against the Stockholder Indemnifying Parties under this Agreement shall be from the ESOP Adjustments and Claims Escrow and the Non-ESOP Adjustments and Claims Escrow, respectively.

6.3.4 Claims Period. Any claim for indemnification under this Section 6.3, for all matters unrelated to the NCIS investigation in connection with the Systems Integration & Research Inc., contract no. N66604-95-D-A500 (the “SIR Contract”), must be asserted by written notice on or before the date that is 18 months after the Closing Date. In the event that the SIR Contract has not been fully closed-out as of the date that is 18 months after the Closing Date, any claim for indemnification under this Section 6.3 for all matters related to the NCIS investigation in connection with the SIR Contract after Closing must be asserted by written notice on or before the earlier of: (a) the date that is 54 months after the Closing Date, and (b) the date that the SIR Contract has been fully closed-out.

6.4 Access and Information. C-CUBED shall afford to Parent, Federal, and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to C-CUBED’s executives, offices, properties, books and records, and C-CUBED shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of C-CUBED will be coordinated and conducted so as to not be disruptive to the operations of C-CUBED and to preserve the confidentiality of the transactions contemplated hereby. In connection with their due diligence investigations, Parent and Federal may employ the services of a third party to provide document management and database services. As one of the last matters of their due diligence investigations, immediately prior to Closing, Parent and Federal shall be permitted to meet with C-CUBED’s significant customers

6.5 Public Disclosure. Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be developed by Parent, subject to C-CUBED’s review. C-CUBED and Parent agree that the non-disclosure obligations contained in Section 11 of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

6.6 Further Assurances.

6.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

6.6.2 Novation of Contracts. Each party agrees to use commercially reasonable efforts to effect the novation of each contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, C-CUBED shall continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

6.7 Certain Tax Matters.

6.7.1 338(h)(10) Election. C-CUBED and the Stockholders will join with Federal in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (a “Section 338(h)(10) Election”). Each Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election, excluding the built-in gains tax, on his or her Tax Returns to the extent required by applicable law.

6.7.2 Allocation of Purchase Price. Federal, the Stockholders and C-CUBED agree that the Purchase Price and the liabilities of C-CUBED and its qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of C-CUBED and its qualified subchapter S subsidiaries for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation schedule to be prepared by Parent after the Closing. Federal shall prepare such allocation schedule in accordance with Code section 1060 and the Treasury regulations thereunder, and shall permit the Stockholders’ Representative an opportunity to review such allocation schedule. Federal, C-CUBED, C-CUBED Subsidiaries and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule.

6.7.3 S Corporation Status. C-CUBED and the Stockholders will not revoke C-CUBED’s election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. C-CUBED and the Stockholders will not take or allow any action other than the sale of C-CUBED’s stock pursuant to this Agreement that would result in the termination of C-CUBED’s status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

The parties expect that consummation of the sale of C-CUBED’s stock pursuant to this Agreement will result in termination of C-CUBED’s election to be taxed as an S corporation, and none of C-CUBED and the Stockholders makes any representation as to C-CUBED’s tax status after the Closing. Federal will indemnify and hold the Stockholders harmless from any built-in gain tax incurred as a result of the Section 338(h)(10) Election.

6.7.4 Tax Periods Ending on or before the Closing Date. Federal shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for C-CUBED and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Federal shall permit the Stockholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, each Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on the Stockholder’s Tax Return in a manner consistent with the Schedule K-1s furnished by C-CUBED to the Stockholder for such periods and pay any resulting Tax.

6.7.5 Cooperation on Tax Matters.

(a) Federal, C-CUBED, C-CUBED’s Subsidiaries and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. C-CUBED, its Subsidiaries, and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to C-CUBED and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, C-CUBED or the Stockholders, as the case may be, shall allow the other to take possession of such books and records.

(b) Federal and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Federal and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury regulations promulgated thereunder.

6.7.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving C-CUBED or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, C-CUBED and its Subsidiaries shall not be bound thereby or have any liability thereunder.

6.7.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Stockholders when due, and each Stockholder will, at his or her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Federal will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.8 Notification. From the date hereof until the Closing Date, C-CUBED shall promptly disclose to Parent and Federal in writing any material variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent and Federal. From the date hereof until the Closing Date, Parent and Federal shall promptly disclose to C-CUBED in writing any material variances from Parent and Federal representations and warranties contained in Article 4.

6.9 Future of the ESOP. C-CUBED’s Board of Directors will, by resolution, terminate the ESOP effective as of the Closing Date. Approximately 90% of the liquid assets of the ESOP will be distributed by the ESOP to its participants promptly after the Closing Date.

The remaining liquid assets of the ESOP will be distributed promptly after receipt of a letter of determination from the Internal Revenue Service that the ESOP forms a part of a qualified plan as of its termination. Any payments that the ESOP receives from any escrow arrangement provided under this Agreement will be distributed by the ESOP to its participants promptly following the later of the receipt of such letter of determination or the receipt of such payment. The request for such letter of determination from the Internal Revenue Service shall be submitted by an attorney jointly selected by Lugar and the trustee of the ESOP no later than 30 days after the Closing. Parent, Federal and C-CUBED will take whatever actions are necessary to amend the ESOP in the manner required by the Internal Revenue Service in order to secure such a favorable letter of determination.

Article 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.1.4 Escrow Agreements. Each of the parties thereto, together with the Escrow Agent, shall have entered into the Escrow Agreements.

7.1.5 Paying Agent Agreement. Each of the parties thereto shall have entered into the Non-ESOP Paying Agent Agreement.

7.2 Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of C-CUBED contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, an C-CUBED Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and C-CUBED and the Stockholders shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of C-CUBED by the President and Chief Financial Officer of C-CUBED as well as by the Stockholders in their respective individual capacities.

7.2.2 Agreements and Covenants. C-CUBED shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and C-CUBED and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of C-CUBED by the President and Chief Financial Officer of C-CUBED as well as by Stockholders in their respective individual capacities.

7.2.3 Legal Opinion. Parent and Federal shall have received an opinion from Jaeger & Associates, P.C., counsel to C-CUBED, in substantially the form attached hereto as Exhibit B-1. Parent and Federal shall have received an opinion from McDermott, Will & Emery, counsel to the ESOP Stockholder, in substantially the form attached hereto as Exhibit B-2. Parent and Federal shall have received an opinion from Eric Moe, counsel to C-CUBED, in substantially the form attached hereto as Exhibit B-3.

7.2.4 Closing Documents. C-CUBED and the Stockholders shall have delivered to Parent the closing certificate described hereafter in this paragraph and such other closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The closing certificate, dated as of the Closing Date, duly executed by C-CUBED’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of C-CUBED in connection herewith, (b) the resolutions adopted by the board of directors of C-CUBED authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of C-CUBED.

7.2.5 Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by C-CUBED and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6 Diligence Review. Parent and its accountants and attorneys shall have conducted prior to the date of this Agreement a diligence investigation of all matters (except employee and customer matters and certain stock ownership matters) related to the business of C-CUBED deemed relevant by Parent or its accountants and attorneys to such diligence investigation, and the results of such investigation thus far have been satisfactory to Parent in its sole discretion. After the date of this Agreement, Parent shall use commercially reasonable efforts to continue and complete its diligence investigation solely with respect to its entitlement to meet with C-CUBED’s employees and significant customers, with respect to C-CUBED agreements to be scheduled under Sections 3.17.1(l), 3.17.1(m) and 3.17.1(q), and with respect to stock ownership by Charles Randall and Jack Jones, to determine if such matters are also satisfactory to Parent. As used in this Section 7.2.6 “satisfactory to Parent” shall mean the following: (a) with respect to meetings with employees and customers of C-CUBED and the stock ownership of Charles Randall and Jack Jones, satisfactory to Parent shall mean satisfactory in Parent’s sole discretion; and (b) with respect to the Agreements to be scheduled under Sections 3.17.1(l), 3.17.1(m) and 3.17.1(q), satisfactory to Parent shall mean that Parent is reasonably satisfied that there is no problem with any such Agreement that would have a material adverse affect on the continued performance of that Agreement. The format of such meetings and the items of discussion at such meetings shall be agreed to by Parent, Federal and C-Cubed in advance of such meetings.

7.2.7 Authority of the Trustee of the C-CUBED ESOP Stockholder. C-CUBED shall have furnished to Parent and Federal evidence satisfactory to Parent and Federal in their discretion as to of the authority of the ESOP Stockholder to dispose of the Shares held by the ESOP Stockholder through the ESOP pursuant to the terms of the Transaction.

7.2.8 Non-Compete, Non-Solicitation and Non-Disturbance Agreements. Federal shall have entered into a non-compete, non-solicitation and non-disturbance agreement with each of Bednar, Lugar and Teague, each in the form of Exhibit C.

7.2.9 Employment Agreements. Not less than three business days prior to the Closing Date, Federal shall have entered into an Employment Agreement in the form of Exhibit E with each of Hogan and Mead, as well as with (a) each of William A. Bates, Walter S. Collins, Michael Quinn, Jerry W. Boykin, Carl E. Rhudy, Frank C. Magnuson, H. Jim Miller and Jay S. Smith, (b) at least 95% of C-CUBED’s full-time, billable employees (as of the date of the Letter of Intent) and (c) at least 80% of C-CUBED’s part-time, billable employees (as of the date of the Letter of Intent).

7.2.10 Updated Employee List. C-CUBED shall have delivered to Federal a list dated as of the Closing Date containing the name of each person then employed by C-CUBED and each such employee’s position and annual salary.

7.2.11 Material Adverse Effect. Since the date of this Agreement, C-CUBED shall not have suffered an C-CUBED Material Adverse Effect, it being understood for the purpose of this Section 7.2.11 that conditions that generally affect the industries in which C-CUBED participates or the economy of the United States as a whole (including without limitation a general loss of consumer confidence) shall neither constitute nor be taken into account in determining whether there has occurred an C-CUBED Material Adverse Effect, provided, however, that an adverse change in the financial or legal condition, business or prospects of C-CUBED that is specific to C-CUBED (including without limitation the actual or threatened cancellation or reduction of a program) may be taken into account in determining whether there has occurred an C-CUBED Material Adverse Effect.

7.2.12 No Outstanding Options, Warrants, Etc.. There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating C-CUBED to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. All options shall have been duly exercised pursuant to a Stock Option Exercise Agreement substantially in the form of Exhibit G.

7.2.13 No Outstanding Notes. All promissory notes issued to C-CUBED or any Subsidiary shall have been paid in full or will be paid by Federal concurrent with Closing.

7.2.14 Intentionally Left Blank.

7.2.15 Individual Stock Purchase Agreements, Etc.. Each holder of Shares that is not a party to this Agreement shall have executed and delivered to Parent an Individual Stock Purchase Agreement substantially in the form of Exhibit H.

7.2.16 No Letters of Credit, Security Interests or Financing Statements. Subject to Federal causing the payoff of SunTrust Bank Note and Line of Credit obligations, all letters of credit issued for the benefit of C-CUBED or any Subsidiary, all security interests in assets of C-CUBED or any Subsidiary and all financing statements evidencing any of the same shall have been terminated and no obligation of C-CUBED or any Subsidiary shall remain with respect to any of the foregoing. C-CUBED shall have provided Federal with assurances satisfactory to Federal in its sole discretion that all of the assets are free and clear of all liens except for Permitted Encumbrances.

7.2.17 No Joint Venture. The joint venture between C-CUBED and American Systems Corporation shall have been terminated in all respects and no obligation of C-CUBED shall remain with respect to the same.

7.2.18 Subsidiaries. Except as set forth on Schedule 3.3, prior to closing CAC shall not conduct any business or have any assets, liabilities or employees.

7.2.19 Resignations. C-CUBED shall have delivered to Parent and Federal resignations of all members of the Boards of Directors of C-CUBED and Subsidiaries effective as of Closing.

7.3 Conditions to Obligations of C-CUBED and the Stockholders to Consummate the Transaction. The obligation of C-CUBED and the Stockholders to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by C-CUBED or the Stockholders’ Representative prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to C-CUBED a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to C-CUBED a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.3 Legal Opinion. C-CUBED shall have received an opinion from Parent in substantially the form attached hereto as Exhibit F.

7.3.4 Closing Documents. Parent and Federal shall have delivered to C-CUBED closing certificates of Parent and Federal and such other closing documents as C-CUBED shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the secretary of Parent and Federal, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (b) the resolutions adopted by the board of directors of Parent and Federal authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent and the Certificate of Incorporation and By-Laws of Federal.

7.3.5 Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect, it being understood for the purpose of this Section 7.3.5 that conditions that generally affect the industries in which Parent participates or the economy of the United States as a whole (including without limitation a correction in the public stock markets or a general loss of consumer confidence) shall neither constitute nor be taken into account in determining whether there has occurred an Parent Material Adverse Effect, provided, however, that an adverse change in the financial or legal condition, business or prospects of Parent that is specific to Parent (including without limitation the actual or threatened cancellation or reduction of a program) may be taken into account in determining whether there has occurred an Parent Material Adverse Effect.

7.3.6 Payment of Purchase Price. Parent shall have tendered the aggregate Direct Payment to the Stockholders, and to the other owners who own C-CUBED Common Stock or will own Common Stock at Closing pursuant to the exercise of their options, in accordance with the provisions of Section 2.2.2 hereof and shall have delivered the Escrow Payments to the Escrow Agent pursuant to the provisions of Section 2.2.3 hereof.

7.3.7 ESOP Trustee. The ESOP Trustee shall have received an opinion from its financial advisor, as of the date of Closing, that the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view.

Article 8

SURVIVAL OF REPRESENTATIONS

8.1 C-CUBED’s and the Stockholders’ Representations. All representations and warranties made by C-CUBED and the Stockholders in this Agreement, or any certificate or other writing delivered by C-CUBED or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 18 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The covenants made by C-CUBED or the Stockholders in this Agreement or any certificate or other writing delivered by C-CUBED or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing pursuant to the terms of this Agreement and any investigation at any time made by or on behalf of Parent.

8.2 Parent’s and Federal’s Representations. All representations and warranties made by Parent and Federal in this Agreement or any certificate or other writing delivered by Parent, Federal or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing pursuant to the terms of this Agreement.

Article 9

OTHER PROVISIONS

9.1 Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date, provided, however, that upon any such termination the surviving obligations of the Parties under the Letter of Intent, including the obligations of confidentiality and non-solicitation, shall continue in full force and effect in accordance with the terms of the Letter of Intent:

(a) by mutual written consent of Parent and C-CUBED;

(b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of C-CUBED or any Stockholder and such breach would have a C-CUBED Material Adverse Effect and such breach has not been cured within ten business days after written notice to C-CUBED (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c) by Parent, if C-CUBED, its board of directors or any Stockholder shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval);

(d) by C-CUBED, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten business days after written notice to Parent (provided, that C-CUBED is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied;

(e) by C-CUBED, if C-CUBED accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its board of directors, after consulting with counsel, that not to accept the Acquisition Proposal would constitute a breach of the directors’ fiduciary duty under the law of the Commonwealth of Virginia;

(f) by C-CUBED, if Parent or Federal or their respective boards of directors shall have withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein (provided, that neither C-CUBED nor any Stockholder is in material breach of the terms of this Agreement);

(g) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of C-CUBED, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of C-CUBED or Parent or Federal as a result of the Transaction; or

(h) by any party hereto if the Transaction shall not have been consummated by October 16, 2003, provided that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or otherwise sent:

To Parent and Federal:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

and

David W. Walker

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

To C-CUBED:

Before the Closing Date:

Edmund J. Bednar

President and Chief Executive Officer

C-CUBED Corporation

6800 Versar Center, Suite 300

Springfield, VA 22151

After the Closing Date:

Edmund J. Bednar

15101 Poplar Hill Road

Accokeek, MD 20607

with a copy to:

Philip W. Jaeger, Esq.

Jaeger & Associates, P.C.

1090 Vermont Avenue, NW, Suite 350

Washington, DC 20005

Luis Granados, Esq.

McDermott, Will & Emery

600 13th Street, NW

Washington, DC 20005

To any Stockholder or either of the Stockholders’ Representatives: at the addresses set forth on Schedule A.

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.4 Assignability. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 Settlement of Disputes. Any and all controversies, disputes, or claims arising out of or relating to this Agreement, or any part hereof, including, without limitation, the meaning, applicability, or scope of this Section 9.7 and the performance, breach, interpretation, meaning, construction, or enforceability of this Agreement, or any portion hereof, and all claims for rescission or fraud in the inducement of this Agreement, shall, at the request of any party, be settled or resolved by binding arbitration pursuant to the commercial rules and regulations of the American Arbitration Association (the “AAA”) for the resolution of commercial disputes. Any party requesting arbitration under this Agreement shall make a demand on the other parties by registered or certified mail with a copy to the AAA. The parties consent and agree to have any such arbitration proceedings heard in Arlington, Virginia. The arbitration shall take place regardless of whether any party to the dispute or controversy fails or refuses to participate. The arbitrators shall apply Virginia substantive law and federal substantive law where state law is preempted. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Virginia law. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. Judgment upon any award may be entered in any court having jurisdiction thereof.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

CACI International Inc

SEAL	By:
Stephen L. Waechter
Executive Vice President, Chief Financial Officer, Treasurer, and Director of Business Services

CACI, INC. - FEDERAL

SEAL	By:
Stephen L. Waechter
Executive Vice President, Chief Financial Officer, Treasurer, and Director of Business Service

C-CUBED Corporation

SEAL	By:
Edmund J. Bednar President and CEO

C-CUBED Corporation Employee Stock Ownership Trust

By:
Kentucky Trust Bank, Trustee (signature)

Name:
(printed)

Title:

[Signature Page to Stock Purchase Agreement]

Kentucky Trust Bank, as the ESOP Stockholder’s Representative

Rhonda L. Lugar, as the Non-ESOP Stockholders’ Representative

Edmund J. Bednar

Rhonda L. Lugar

S. Wesley Teague

E. Jackson Hogan

[Signature Page to Stock Purchase Agreement]

List of Exhibits and Schedules

Exhibit	Description
3.18.3	Form of C-CUBED Employee Agreement

A-1	ESOP Adjustments and Claims Escrow Agreement

A-2	Non-ESOP Adjustments and Claims Escrow Agreement

A-3	ESOP Earn-Out Escrow Agreement

A-4	Non-ESOP Earn-Out Escrow Agreement

B	Terms of Earn-Out

B-1	Form of Opinion of Jaeger & Associates, P.C.

B-2	Form of Opinion of McDermott, Will & Emery

B-3	Form of Opinion of Eric Moe

C	Form of Non-Compete, Non-Solicitation and Non-Disturbance Agreement (Ver. 1)

D	[Intentionally Omitted]

E	Form of Standard Parent Employment Agreement

F	Form of Opinion of Counsel to CACI International Inc

G	Form of Stock Option Exercise Agreement

H	Form of Individual Stock Purchase Agreement

I	Paying Agent Agreement

J	Schedule of Liens

Schedule	Description
A	Stockholders.

3.1	Corporate Status of C-CUBED.

3.2.2	Capital Stock – Options and Convertible Securities of C-CUBED.

3.3	Subsidiaries.

3.4.2	Authority for Agreement; Noncontravention - No Conflict.

3.5A	Financial Statements - June 30, 2003.

3.5B	Financial Statements – July 31, 2003.

3.6	Absence of Material Adverse Changes.

3.7	Absence of Undisclosed Liabilities.

3.8	Compliance with Applicable Law, Charter and By-Laws.

3.9	Litigation and Audits.

3.10.3	Tax Matters - Assessments or Disputes.

3.10.6	Tax Matters - Tax Basis.

3.10.9	Tax Matters - No Changes in Accounting, Closing Agreement, Installment Sale.

3.10.10	Tax Matters - S Corporation.

3.10.11	Tax Matters - Election.

3.11.1	Employee Benefit Plans - List of Plans.

3.11.2	Employee Benefit Plans – ERISA.

3.11.4	Employee Benefit Plans – Funding.

3.11.6	Employee Benefit Plans – Welfare Plans.

3.12.1	Employment-Related Matters - Labor Relations.

3.13.1	Environmental - Environmental Laws.

3.13.2	Environmental - Environmental Claims.

3.13.3	Environmental - No Basis for Claims.

Schedule	Description

3.15.1	Assets Other Than Real Property - Title.

3.15.2	Assets Other Than Real Property - Accounts Receivable.

3.16.2	Real Property - C-CUBED Leases.

3.17.1	Agreements, Contracts and Commitments - C-CUBED Agreements.

3.17.2	Agreements, Contracts and Commitments - Validity.

3.17.3	Agreements, Contracts and Commitments - Third-Party Consents.

3.18.1	Intellectual Property - No Conflicts.

3.18.2	Intellectual Property - Proprietary Rights; Licenses.

3.18.3	Intellectual Property – Employee Agreements.

3.19	Insurance Contracts.

3.21	No Contingent Liabilities.

3.20	Banking Relationships.

3.22	Absence of Certain Relationships.

5.1	Conduct of Business of C-CUBED.

7.2.5	Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction.—Third Party Consents.